Exhibit 99.1

Andeavor Provides Preliminary Fourth Quarter 2017 Results and Impacts Related to Federal Tax-Reform Legislation

SAN ANTONIO, TEXAS – January 30, 2018 – Andeavor (NYSE: ANDV) today provided preliminary information regarding its financial results and highlights for the fourth quarter 2017 as well as the impact of the recently enacted Federal Tax Cuts and Jobs Act. The Company expects to report fourth quarter net earnings of approximately $5.55 to $5.65 per diluted share. Highlights during the quarter include the following:

•	Shared the Company’s plans for 2018-2020 to grow EBITDA by $1.4 billion

•	Completed the Western Refining Logistics merger and IDR Buy-In

•	Refinanced existing Andeavor and Andeavor Logistics debt, lowering the Company’s cost of capital

•	Delivered strong results in the Marketing and Logistics segments

•	Enhanced the Company’s Permian logistics and crude oil marketing business through the acquisition of Rangeland Energy II, LLC, which was announced on January 3, 2018

•	Refining utilization was 97% and direct manufacturing costs were at the mid-point of the guidance range

During the fourth quarter, the increase in crude oil prices, significant widening of Canadian crude oil differentials relative to WTI and lower values for gasoline and diesel on the West Coast relative to the U.S. Gulf Coast impacted refining results. Because of these market conditions, the Company elected to take certain actions that impacted fourth quarter refining margins, but are expected to favorably impact 2018 results.

Fourth quarter results include about $920 million of benefit related to the re-measurement of the Company’s net deferred tax liabilities due to the recently enacted Federal Tax Cuts and Jobs Act. Furthermore, Andeavor estimates that compared to the 2018-2020 outlook provided at the Investor and Analyst Day on December 5, 2017, Federal tax-reform legislation will result in additional cumulative cash flow from operations of approximately $1.0 to $1.5 billion through 2020.

We expect fuel margins in our Marketing segment of approximately 13 cents per gallon during the quarter. Segment operating income and segment EBITDA are expected to be approximately $235 to $240 million and $255 to $260 million, respectively.

Logistics segment operating income and segment EBITDA are expected to be approximately $190 to $195 million and $265 to $270 million, respectively. These results include approximately $10 million of transaction costs related to the merger between Andeavor Logistics (NYSE: ANDX) and Western Refining Logistics

(WNRL) and the IDR Buy-In. Following the merger, the Logistics segment reflects a full quarter of WNRL results, but now excludes approximately $10 million related to Andeavor Logistics’ wholesale business that is reflected in the Marketing segment. Andeavor Logistics’ stand-alone operating results include the entire acquired WNRL business, including wholesale.

Refining segment operating loss is expected to be $50 to $55 million and segment EBITDA is expected to be approximately $120 to $125 million. During the fourth quarter, refining margins were reduced by approximately $135 million. As part of its first half 2018 turnaround plans, the Company built product inventories that will be sold in the first half of 2018. This action negatively impacted fourth quarter results by about $50 million, but is expected to favorably impact the Company in the first half of 2018.

The Company price protects inventory above an established operating level. With the increase in crude oil prices during the quarter, the Company experienced a $50 million negative impact on refining margins. In addition, the Company normally prices a portion of the differentials for Canadian crude oil supply for the upcoming year. During the quarter, a third-party pipeline interruption caused significant widening of these differentials which primarily drove a negative $35 million impact to fourth quarter results. For 2018, the pricing of the Canadian crude oil supply was changed to float with the market.

Refining throughput was at the high end of guidance; however, this was partially offset by product yields and maintenance costs due to unplanned conversion unit downtime resulting in an approximately $25 million negative impact in the fourth quarter.

These preliminary results also include Western Refining integration charges of approximately $25 million which is consistent with previous guidance related to corporate expense. The Company also expects to report the following items not previously included in its fourth quarter guidance: approximately $80 million of costs related to Andeavor Logistics’ inaugural investment grade offerings to refinance existing debt and $40 million of asset impairment charges related to the Vancouver Energy project primarily as a result of the state of Washington’s Energy Facility Site Evaluation Council’s decision not to support development of the project.

Preliminary and Unaudited Fourth Quarter 2017 Throughput (Mbpd)
California	542
Pacific Northwest	189
Mid-Continent	392
Consolidated	1,123

Refining Margin Impacts ($ millions) Income/(Expense)
Product Inventory Build Ahead of 2018 Turnarounds	(50)
Crude Hedge & Inventory Impacts	(50)
Crude Differential Impacts (primarily Canadian)	(35)
Clean Product Yield and Maintenance Cost, net	(25)
Total	(160)

Other Items ($ millions) Income/(Expense)
Federal tax-reform impact	920
ANDX debt refinancing charges (before noncontrolling interest)	(80)
Impairment of all Vancouver Energy assets	(40)
Refining Other Operating Expense (litigation reserves, environmental, insurance, benefit plans)	(25)
Total	775
Other Fourth Quarter Items
Effective Tax Rate for Full Year 2017, excluding tax reform impact	32-33%
Diluted Average Share Count (million shares)	156.6
Diluted Ending Share Count (million shares)	154.7
Non-Controlling Interest ($ millions)	30

Andeavor plans to release its earnings for the fourth quarter and full year 2017 after the market closes on Thursday, February 15, 2018. The Company will live broadcast its conference call with analysts regarding its quarterly results and other business matters on Friday, February 16, 2018 at 7:30 a.m. CT. Interested parties may listen to the conference call by logging on to www.andeavor.com.

About Andeavor
Andeavor is a premier, highly integrated marketing, logistics and refining company. Andeavor's retail-marketing system includes more than 3,200 stores marketed under multiple well-known fuel brands, including ARCO®, SUPERAMERICA®, Shell®, Exxon®, Mobil®, Tesoro®, USA Gasoline(TM) and Giant®. It also has ownership in Andeavor Logistics LP (NYSE: ANDX) and its non-economic general partner. Andeavor operates 10 refineries with a combined capacity of approximately 1.2 million barrels per day in the mid-continent and western United States.

Forward Looking Statements
This release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning: our operational, financial and growth strategies, our ability to successfully effect those strategies and the expected timing and results thereof; our financial and operational outlook, and ability to fulfill that outlook; our financial position, liquidity and capital resources; expectations with respect to fourth quarter 2017 financial results and the components and drivers thereof, including the impact of federal tax reform; expectations with respect to marketing, logistics and refining segment operating income/loss and segment EBITDA, and components and drivers thereof; and statements regarding Andeavor Logistics' acquisition of WNRL and the IDR buy-in, and the expected benefits thereof. For more information concerning factors that could affect these statements, see our annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings and press releases, available at www.andeavor.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Contact:
Investors:
Brad Troutman, Vice President, Investor Relations, (210) 626-4757

Media:
Andeavor Media Relations, media@andeavor.com, (210) 626-7702

Non-GAAP Measures

Our management uses certain “non-GAAP” performance measures to analyze operating segment performance and “non-GAAP” financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•	EBITDA—U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expenses;

•	Segment EBITDA—a segment’s U.S. GAAP operating income before depreciation and amortization expenses plus equity in earnings (loss) of equity method investments and other income (expense), net;

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to:

•	our operating performance as compared to other publicly traded companies in the refining, logistics and marketing industries, without regard to historical cost basis or financing methods;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Management also uses these measures to assess internal performance. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures.

Andeavor
Reconciliation of Amounts Reported under U.S. GAAP (unaudited) ($ millions)

	Andeavor Growth Strategy Projected EBITDA 2018E-2020E
	Western Synergies	Strategic Refining Capital Projects	Marketing Segment Growth	Logistics Segment Growth	Refining Segment Growth	Total
Projected Net Earnings	$320	$92	$175	$330	$88	$1,005
Add: Depreciation and amortization expense	-	33	20	80	32	165
Add: Interest and financing costs, net	-	-	-	20	-	20
Add: Income tax expense	-	50	105	-	55	210
Projected EBITDA	$320	$175	$300	$430	$175	$1,400

Approximate
Fourth Quarter 2017 Results

Marketing Segment Operating Income	235-240
Depreciation and amortization	20
Marketing Segment EBITDA	255-260

Logistics Segment Operating Income	190-195
Depreciation and amortization	75
Logistics Segment EBITDA	265-270

Refining Segment Operating Loss	(50)-(55)
Depreciation and amortization	170
Equity in earnings of equity method investments	5
Refining Segment EBITDA	120-125